REGENCY REALTY CORPORATION

                                      AMENDMENT TO ARTICLES OF INCORPORATION


         This corporation was incorporated on July 8, 1993 effective July 9, 1993 under the name Regency Realty Corporation. Pursuant to Sections 607.1001, 607.1003, 607.1004 and 607.1006, Florida Business Corporation Act, amendments to
Section 5.14 of the Articles of Incorporation, as restated on November 4, 1996, were approved by the Board of Directors at a meeting held on December 5, 1997 and adopted by the shareholders of the corporation on May 26, 1998. The only voting group entitled to vote on the adoption of the amendment to Section 5.14 of the Articles of Incorporation consists of the holders of the corporation's common stock. The number of votes cast by such voting group was sufficient for approval by that voting group. Section 5.14 of the Restated Articles of Incorporation of the Company is hereby amended in its entirety to read as follows:

                  "Section 5.14 Certain Transfers to Non-U.S. Persons Void. Any Transfer of shares of Capital Stock of the Corporation to any Person on or after the effective date of this Amendment shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein if the
         Transfer:

                           1. occurs prior to the 15% Termination Date and results in the fair market value of the shares of Capital Stock of the Corporation owned directly or indirectly by Non-U.S. Persons (other than a Special Shareholder who is a Non-U.S. Person) comprising five percent (5%) or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation; or

                           2. results in the fair market value of the shares of Capital Stock of the Corporation owned directly or indirectly by Non-U.S. Persons (including Special Shareholders who are Non-U.S. Persons) comprising fifty percent (50%) or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation.

         If either of the foregoing provisions is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the shares held or purported to be held by the transferee shall, automatically and without the necessity of any action by the Board of Directors or otherwise:

                           (i) be  prohibited  from being voted at any time such
                  securities result in the fair market value of the shares of Capital Stock of the Corporation owned directly or indirectly by Non-U.S. Persons (other than Special Shareholders who are Non-U.S. Persons) or by Non-U.S. Persons (including Special Shareholders who are Non-U.S. Persons) comprising five percent (5%) or more or fifty percent (50%) or more, respectively, of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation;


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                     (ii)     not be entitled to dividends with respect thereto;

                           (iii) be considered  held in trust by the  transferee
                  for the benefit of the Corporation and shall be subject to the provisions of Section 5.3(c) as if such shares of Capital
                  Stock were the subject of a Transfer that violates Section 5.2; and

                           (iv) not be considered outstanding for the purpose of
                  determining a quorum at any meeting of shareholders.

         The Special Shareholders may, in their sole discretion, with prior notice to the Board of Directors, waive, alter or revise in writing all or any portion of the Transfer restrictions set forth in this Section
         5.14 from and after the date on which such notice is given, on such terms and conditions as they in their sole discretion determine."


         IN WITNESS WHEREOF, the undersigned Chairman of this corporation has executed these Articles of Amendment this day of May, 1998.




                                        Martin E. Stein, Jr., Chairman and Chief
                                                              Executive Officer
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